Contact:	News Release
John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7085 (office) or 513.382.7615 (cell)	October 29, 2018

FHLB CINCINNATI ANNOUNCES THIRD QUARTER 2018 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the third quarter ended September 30, 2018. The FHLB expects to file its third quarter 2018 Form 10-Q with the Securities and Exchange Commission on or about November 8, 2018.
The FHLB is a AA+ rated wholesale cooperative bank owned by 652 member financial institutions. The FHLB supports housing finance and community development by lending to a diverse membership base including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. It annually sets aside a portion of its profits for grants supporting affordable housing, and since 1990 has awarded nearly $675 million in subsidies towards the creation of approximately 86,000 units of affordable housing.

Operating Results and Profitability

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For the third quarter, net income was $92 million and return on average equity (ROE) was 6.87 percent. This compares to net income of $78 million and ROE of 5.97 percent for the same period of 2017. For the first nine months of 2018, net income was $259 million and ROE was 6.41 percent, compared to net income of $230 million and ROE of 6.06 percent for the same period of 2017.

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The increase in net income and ROE for both comparison periods was primarily the result of higher net interest income. The increase in net interest income was primarily due to the rise in short-term interest rates, which improved earnings from funding assets with interest-free capital.

Dividend

▪	The FHLB paid its stockholders a cash dividend on September 20, 2018 at a 6.00 percent annualized rate, which is 3.66 percentage points above the third quarter average 3-month LIBOR.
Housing and Community Investment

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The FHLB's net income for the first nine months of 2018 resulted in an accrual of $29 million to the Affordable Housing Program (AHP) pool of funds available to members. These funds assist members in serving very low-, low-, and moderate-income households and community economic development.

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In addition to the required AHP assessment, the FHLB voluntarily awarded $1.8 million in the first nine months of 2018 through two of its other housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Balance Sheet Highlights

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During the first nine months of 2018, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $82.1 billion at September 30, 2018, a decrease of $12.3 billion (13 percent) from year-end 2017. The decrease in Mission Asset Activity was driven by a reduction in Advance borrowings from a few large-asset members.

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The balance of investments at September 30, 2018 was $31.6 billion, an increase of $4.5 billion (17 percent) from year-end 2017. The increase in investments was primarily driven by higher liquidity investments, which can vary by up to several billion dollars on a daily basis. The investments balance at the end of the third quarter included $16.0 billion of mortgage-backed securities and $15.6 billion of other investments, which were mostly short-term instruments held for liquidity.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On September 30, 2018, GAAP capital was $5.2 billion, an increase of one percent from year-end 2017. The GAAP and regulatory capital-to-assets ratios were 5.25 percent and 5.28 percent, respectively, at September 30, 2018. Retained earnings grew seven percent in the first nine months of 2018 to end the quarter at $1.0 billion.

About the FHLB

The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2018	December 31, 2017	Percent Change (2)
Total assets	$99,796	$106,895	(7)%
Advances (principal)	57,886	69,978	(17)
Mortgage loans held for portfolio (principal)	9,955	9,454	5
Total investments	31,580	27,058	17
Consolidated Obligations	92,226	100,374	(8)
Mandatorily redeemable capital stock	22	30	(25)
Capital stock	4,242	4,241	—
Total retained earnings	1,008	940	7
Total capital	5,235	5,165	1
Regulatory capital (1)	5,272	5,211	1

Capital-to-assets ratio (GAAP)	5.25%	4.83%
Capital-to-assets ratio (Regulatory) (1)	5.28	4.88

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Percent Change (2)	2018	2017	Percent Change (2)
Total interest income	$598	$437	37%	$1,716	$1,166	47%
Total interest expense	468	327	43	1,339	847	58
Net interest income after provision for credit losses	130	110	18	377	319	18
Non-interest income (loss)	(9)	(3)	NM	(25)	(4)	NM
Non-interest expense	19	20	(4)	64	60	6
Affordable Housing Program assessments	10	9	17	29	25	12
Net income	$92	$78	18	$259	$230	13

Return on average equity	6.87%	5.97%		6.41%	6.06%
Return on average assets	0.36	0.30		0.33	0.30
Net interest margin	0.52	0.42		0.48	0.42
Annualized dividend rate	6.00	5.25		5.84	4.83
Average 3-month LIBOR	2.34	1.31		2.20	1.20

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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